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                          PLAN AND AGREEMENT OF MERGER


                 THIS PLAN AND AGREEMENT OF MERGER (the "Agreement"), made this day of September, 1996, is entered into by and among HealthPlan Services Corporation, a Delaware corporation (hereinafter referred to as the "Purchaser"), HealthPlan Services Alpha Corporation, a Delaware corporation (the "Merger Subsidiary"), and Health Risk Management, Inc., a Minnesota corporation (the "Company").


                             W I T N E S S E T H :

                 WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the merger (the "Merger") of the Company with and into the Merger Subsidiary in accordance with the Delaware General Corporation Law and the Minnesota Business Corporation Act (the "Acts"), with the effect that the Company will become a wholly-owned subsidiary of the Purchaser;

                 WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code as hereinafter defined; and

                 WHEREAS, concurrently with the execution of this Agreement, in order to induce the Purchaser to enter into this Agreement, the Purchaser is entering into a Support/Voting Agreement (the "Support/Voting Agreement") with Gary T. McIlroy, M.D., Marlene Travis and Thomas P. Clark providing for certain voting and other restrictions with respect to the shares of the Company Common Stock as defined herein which are owned by such shareholders.

                 NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


         I. DEFINITIONS. The capitalized terms used herein will have the meanings ascribed to them in Exhibit 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the term "including" shall mean "including but not limited to." Wherever in this Agreement reference is made to the knowledge of the Company it means the individual actual
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knowledge of Gary T. McIlroy, M.D., Marlene Travis, Thomas P. Clark and Michael
T. McKim.


         II.     COVENANTS AND UNDERTAKINGS.

         2.1 The Merger. At the Effective Time and in accordance with the provisions of this Agreement and the Acts, the Company will be merged with and into the Merger Subsidiary in the Merger, the separate corporate existence of the Company shall thereupon cease, and the Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation") which, effective with the Effective Time, shall change its name to Health Risk Management, Inc.

         2.2 Effective Time of Merger. The Merger shall become effective at the time on the Closing Date (the "Effective Time") of filing of a Certificate of Merger with the Department of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the provisions of the Acts.

         2.3 Effects of Merger. Subject to the Acts, at the Effective Time, the Merger shall have the following effects:

                 2.3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Purchaser or the Company:

                          2.3.1.1 each share of Merger Subsidiary Common Stock
                 that is issued and outstanding immediately prior to the Effective Time shall remain outstanding;

                          2.3.1.2 each share of Company Common Stock that is
                 issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares, shall be converted into the right to receive:

                          (i) the Per Share Stock Consideration, PLUS

                          (ii) the Per Share Cash Consideration,





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                 provided that (x) no fractional shares of Purchaser Common
                 Stock shall be issued and any holder who would otherwise have received a fractional share of Purchaser Common Stock shall have a right to receive cash in an amount equal to such fraction multiplied by the Market Price.

                          2.3.1.3 each outstanding certificate representing
                 shares of Company Common Stock, except for Dissenting Shares, shall be deemed, for all purposes, to evidence only the right to receive upon surrender of such certificate the consideration into which such shares of Company Common Stock are convertible; and

                          2.3.1.4 each share of Company Common Stock that is
                 owned by the Company immediately prior to the Effective Time as treasury stock will be canceled and retired and will cease to exist, without any conversion thereof.

                          2.3.1.6 Notwithstanding anything in this Section 2.3
                 to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the Minnesota Business Corporation Act (the "Dissenting Shares") shall evidence only the right to receive the amount, if any, determined to be payable thereon pursuant to the applicable appraisal rights statute and shall not be converted or exchangeable for the right to receive the Merger consideration set forth herein, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment, as the case may be. If such shareholder shall have failed to so perfect or shall have effectively withdrawn or lost such right, such shareholder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger consideration set forth herein without any interest thereupon. The Company shall give the Purchaser prompt notice of any Dissenting Shares (and shall also give the





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                 Purchaser prompt notice of any withdrawals of such demands for appraisal rights) and the Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

         2.4     Exchange of Certificates.

                 2.4.1 Exchange Agent. Promptly following the Effective Time, the Purchaser shall deposit with the Exchange Agent for the benefit of Company Shareholders, for exchange in accordance with this Section 2.4, certificates representing Purchaser Common Stock issuable pursuant to Section
2.3 in exchange for outstanding shares of Company Common Stock which are not Dissenting Shares and shall from time to time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.3 (such Purchaser Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                 2.4.2 Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Purchaser Common Stock pursuant to Section 2.3 (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Purchaser Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Purchaser Common Stock which such holder has the right to receive pursuant to Section 2.3 and (y) a check representing the amount of the Per Share Cash Consideration and cash in lieu of fractional shares, if any, and





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unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall be canceled forthwith. No interest will be paid or accrued on the Per Share Cash Consideration or on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of Company, a certificate representing the proper number of shares of Purchaser Common Stock, together with a check for the Per Share Cash Consideration and the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Purchaser Common Stock and Per Share Cash Consideration and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

                 2.4.3 Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no Per Share Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.4. Subject to the effect of the Acts, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Purchaser Common Stock and not paid, less the amount of any withholding taxes which are required thereon, and (ii) at the





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appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Common Stock, less the amount of any withholding taxes which are required thereon.

                 2.4.4 No Further Ownership Rights in Company Common Stock. All shares of Purchaser Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Company of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Merger Subsidiary for any reason, they shall be canceled and exchanged as provided in this Section 2.4. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until the Purchaser has received written undertakings from such person in the form attached hereto as Exhibit 2.28.

                 2.4.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Company Shareholders for six months after the Effective Time shall be delivered to the Purchaser, upon demand thereby, and holders of shares of Company Common Stock who have not theretofore complied with this Section 2.4 shall thereafter look only to the Purchaser for payment of any claim to shares of Purchaser Common Stock, Per Share Cash Consideration, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

                 2.4.6 No Liability. None of the Purchaser, the Merger Subsidiary or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional





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shares or any dividends or distributions with respect to whole shares of
Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any governmental authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by the Acts, become the property of the Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

                 2.4.7 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Purchaser, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Purchaser upon termination of the Exchange Fund pursuant to Section 2.4.5.

         2.5 Treatment of Stock Options. Each holder of an option to purchase shares of Company Common Stock that is outstanding at the Effective Time (a "Company Option") shall receive a cash payment equal to (i) the total number of shares of Company Common Stock subject to the unexercised portion of such Company Option, determined by assuming that such Company Option is immediately vested and exercisable in full, multiplied by (ii) the excess of
(x) the Per Share Cash Consideration plus the current fair market value of the Per Share Stock Consideration, over (y) the per share exercise price specified in such Company Option. For purposes of this Section 2.5, the "current fair market value" of the Per Share Stock Consideration shall be determined using the Market Price of Purchaser Common Stock on the New York Stock Exchange. Prior to the Effective Time, the Company shall take such action as is legally required to amend the 1990 Stock Option Plan and the 1992 Long-Term Incentive Plan and the terms of all Company Options outstanding at the Effective Time such that (i) all outstanding Company Options are immediately vested and exercisable in full at or before the Effective Time, (ii) the holders of all outstanding Company Options will receive the cash described in this Section 2.5, (iii) all Company Options outstanding at the Effective Time reflect the revised exercise terms described above, (iv) no further options shall be grantable under such plans after the Effective Time, and (v) all change-of-control provisions contained in such plans and outstanding Company Options shall not apply to any Company Options outstanding as of the Effective Time. The actions to be taken by the Company with respect to the Company Options pending the Closing, as described in this Section 2.5, shall





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specifically be deemed to be contemplated and permitted by this Agreement, notwithstanding any other provisions of this Agreement to the contrary.


         2.6 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Merger Subsidiary in effect immediately prior to the Effective Time and in the form of Exhibit 2.6 hereto shall remain in effect as the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law.

         2.7 Bylaws. The Bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time and in the form of Exhibit 2.7 hereto shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law.

         2.8 Directors. The directors of the Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         2.9 Officers. The officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         2.10 HSR Act Filings. As promptly as practicable after the execution of this Agreement, and in any event not later than the fourteenth
(14) business day following the date of this Agreement, the Purchaser and the Company shall, in cooperation with each other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and, as promptly as practicable from time to time thereafter, each party shall make all such further filings and submissions, and take such further action,





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as may be required in connection therewith. The Purchaser and the Company shall each request early termination of the waiting period with respect to such filings. Each party shall furnish the other all information in its possession necessary for compliance by the other with the provisions of this Section 2.10. The Purchaser and the Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission and the party receiving the request shall use its best efforts to comply with such request as soon as possible. Neither party shall withdraw any such filing or submission without the written consent of the other party.

         2.11    Compliance with Securities Laws.

                 2.11.1 In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the Securities Act and the General Rules and Regulations thereunder, and all other applicable federal and state securities laws, and each of them agrees to furnish the other, or its counsel, with such information and to take such actions, as may be reasonably requested in respect of such compliance.

                 2.11.2 Before the Closing, the Company shall obtain the consent of Ernst & Young LLP, in form acceptable to the Purchaser's external auditors, to the incorporation of the financial statements prepared by Ernst & Young LLP in the Purchaser's public filings as may be required after Closing.

         2.12    Conduct of the Business of the Company Prior to Closing.

                 2.12.1 Except (i) with the prior consent in writing of the Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, (iii) as provided otherwise in this Agreement or (iv) as set forth on Schedule 2.12.1 of the Disclosure Letter, the Company covenants that, between the date of this Agreement and the Effective Time, the Company will conduct its business only in the ordinary course, and that it will: (a) use reasonable efforts to preserve the organization of the Company intact and to preserve the goodwill of clients, customers and others having business relations with the Company; (b) maintain the properties of the Company in the same working order and condition





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as such properties are in as of the date of this Agreement, reasonable wear and tear excepted; (c) keep in force at no less than their present limits all existing bonds, letters of credit and policies of insurance insuring the Company, its performance and its respective properties; (d) not enter into any contract, commitment, arrangement or transaction of the type (i) required to be listed on Schedules 3.4, 3.14.3, 3.14.6, 3.14.7, 3.14.8, 3.14.9, 3.14.10,
3.14.11, 3.18 or 3.21 of the Disclosure Letter or suffer, permit or incur any of the transactions or events described in Section 3.11 hereof (except for the payment of any health, disability and life insurance premiums which may become due and except for contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans) (ii) required to be listed on Schedule 3.14.1 or 3.14.2 if such contract will require the Company to hire new employees, expand existing facilities, or acquire or lease new facilities, or (iii) required to be listed on Schedule 3.15.1 or 3.15.2 if such contract is other than in the ordinary course of the Company's software licensing business in each case to the extent such events or transactions are within the control of the Company; (e) not enter into any contracts, commitments, arrangements or transactions of the type required to be listed on
Schedule 3.7 of the Disclosure Letter which individually exceed $500,000 or in the aggregate exceeds $2,000,000.00; (f) not make or permit any change in the Company's Articles of Incorporation or Bylaws, or in its authorized, issued or outstanding securities (except upon exercise of currently outstanding options or warrants); (g) not issue any security (except upon exercise of currently outstanding options or warrants) or grant any stock option or right to purchase any security of the Company, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend or other distribution in respect of such securities; (h) not make any contribution to or distribution on behalf of or to any employee of the Company (except for the payment of any health, disability and life insurance premiums which may become due and except for contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans); (i) not make any capital expenditure (excluding capitalized computer software costs of a normal and recurring nature in accordance with past practice) which when aggregated with all other capital expenditures for the period exceeds the sum of $500,000.00; (j) promptly advise the Purchaser in writing of any





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matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Disclosure Letter; and (k) not make any distributions or commitments to charitable organizations.

                 2.12.2 Except after prior notification to, and with the prior written consent of, the Purchaser, the Company will not make, between the date of this Agreement and the Closing Date, any material change in its banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Company and of all persons authorized to act with respect thereto is set forth in Schedule 2.12.2 of the Disclosure Letter.

                 2.12.3 Except with the prior consent in writing of the Purchaser or as otherwise required by GAAP, the Company will not make, between the date of this Agreement and the Closing Date, any changes in its accounting methods or practices and will give the Purchaser written notice of all changes in accounting estimates promptly upon determination thereof.

         2.13 Intercompany Accounts and Services. Prior to or at the Closing, the Company will take all actions necessary to settle as of the Closing all cash overdrafts, loans, advances, intercompany payables or receivables, indebtedness and other accounts between the Company, on the one hand, and any employee or any Affiliate of any employee.

         2.14 Examination of Property and Records. Between the date of this Agreement and the Closing Date, the Company will allow the Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts, customers and agreements of the Company which may be reasonably requested, and shall furnish the Purchaser, its officers and representatives during such period with all information concerning the affairs of the Company which may be reasonably requested. The Purchaser will conduct any investigation in a manner which will not unreasonably interfere with the business of the Company.

         2.15 Consents and Approvals. The Company and the Purchaser mutually agree to use reasonable efforts and to cooperate to obtain





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the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or the Purchaser or any Shareholder or any Affiliate of any Shareholder is a party or subject to on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or
(b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All required written notices, waivers, consents and approvals from persons other than governmental authorities are listed on Schedule 3.10 of the Disclosure Letter.

         2.16 Employment Agreements. The Company covenants to use reasonable efforts to cause those employees identified in writing by the Purchaser prior to the date of this Agreement to enter into, at the Closing, Employment Agreements or amendments to their existing employment agreements substantially in the form and substance provided to the Company by the Purchaser prior to the date hereof.

         2.17 Supplying of SEC Documents, Financial Statements, and Other Information. (a) Between the date of this Agreement and the Effective Time, the Company covenants to deliver to the Purchaser (i) all Company SEC Documents as soon as such documents are filed with the SEC; (ii) all regularly prepared monthly, and other, unaudited





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financial statements of the Company prepared after the date of this Agreement, in format historically utilized internally, as soon as available but not later than the 20th of each month following each statement's date; (iii) all press releases of the Company released after the date of this Agreement and prior to the Effective Time prior to the time such releases are released to the public; and (iv) such other information concerning the Company as the Purchaser shall reasonably request.

         (b) Between the date of this Agreement and the Effective Time, the Purchaser covenants to deliver to the Company (i) all Purchaser SEC Documents as soon as such documents are filed with the SEC; (ii) all regularly prepared monthly, and other, unaudited financial statements of the Purchaser prepared after the date of this Agreement, in format historically utilized internally, as soon as available but not later than the 20th of each month following each statement's date; (iii) all press releases of the Purchaser released after the date of this Agreement and prior to the Effective Time prior to the time such releases are released to the public; and (iv) such other information concerning the Purchaser as the Company shall reasonably request.

         2.18    Access to Business Records.       Prior to Closing, the
Company shall cause any officer or director of the Company who possesses material documents required or incident to the performance of the Company's businesses which are not in the Company's possession to transfer such documents to the Company. Such officer or director may make copies or extracts from such books and records prior to transfer at their sole expense if they have a legitimate business need for such copies.

         2.19    Employee Matters.

                 2.19.1 After the Closing and until such date as the Company's employees commence participation in the Purchaser's employee benefit plans, as described in the next sentence (the "Plan Transfer Date" which shall vary from plan to plan), the Purchaser shall cause the Surviving Corporation to take whatever action is necessary or appropriate to cause the Surviving Corporation to maintain the participation, sponsorship and/or maintenance of the Company's employee benefit plans except those identified on Exhibit 2.19.1. All employees of the Surviving Corporation shall be eligible to become participants in the employee benefit plans and programs maintained by the Purchaser for similarly situated employees of the Purchaser. Such employee benefit plans that are health benefit plans shall (i) recognize expenses and claims that were incurred by such employees in the Plan Year in which the Plan Transfer Date occurs and recognized for similar purposes under the Company's plans as of the Plan Transfer Date and (ii) provide coverage (without any required waiting period) for pre-existing health conditions to the extent covered under the applicable plans or benefit programs of the Company as of the Plan Transfer Date. In addition, such employee benefit plans and programs shall credit such employees with years of service with the Company and any businesses acquired by the Company for all plan purposes, provided that no such crediting shall be required to the





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extent that it would result in a duplication of benefits or require contributions for years prior to the Effective Time.

                 2.19.2 The Company shall provide the Purchaser with any information which the Purchaser shall reasonably request concerning the employees of the Company (the "Employees"), and shall cooperate with, and assist, the Purchaser with respect to the commencement of participation of any Employee in the Surviving Corporation's benefit plans or arrangements.

         2.20 Affiliated Contracts. At or prior to Closing, the Company shall cause the Company's officers and directors and their Affiliates to transfer to the Company without payment of consideration any contracts the revenues from which are included in the revenues of the Company but which are in the name of the officers and directors or their Affiliates and any assets which have been paid for by the Company, other than life insurance policies (except where such payment has been includible in the income of the particular officer or director or Affiliate), but which are owned by the officers and directors or their Affiliates, as opposed to the Company. All such assets and contracts are listed on Schedule 2.20 of the Disclosure Letter.

         2.21 Shareholders' Tax Free Reorganization Treatment. The Company understands that the Purchaser is making no representation as to the tax-free status of the Merger or the gain or loss, if any, which the Shareholders will experience upon consummation of the Merger. The Company represents and warrants that it has consulted with its own tax advisers concerning the tax consequences (except that the Company's counsel may be relying on reasonably requested customary certificates provided by the Purchaser in connection with its tax opinion) of the proposed transactions and is not relying on any representation of the Purchaser as to such consequences. Further, the Company represents that its tax advisers have indicated that they will be able to render the opinion required by Sections 5.2.10 and 5.3.4 subject to receipt of reasonably requested representation letters. Notwithstanding the foregoing, the Purchaser covenants and agrees that it will treat the Merger, for federal income tax purposes, as a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(D) of the Code. Following the Merger, neither the Purchaser, the Surviving Corporation nor any Affiliate of the Purchaser or the Surviving Corporation shall take, or cause to be taken, any action which,





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after consultation with counsel, it reasonably believes would jeopardize the status of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         2.22 Shareholder Vote. As promptly as practical after the execution of this Agreement but in no event later than five days after the SEC clears the Company's proxy statement related thereto, the Company shall call a shareholders meeting to vote upon the Merger, which shareholders meeting shall be held as soon as permitted by the Company's Bylaws and applicable law after mailing of such notice. The Board of Directors of the Company shall recommend to the Shareholders the approval of the Merger and the Company shall use reasonable efforts to obtain the affirmative vote of all Shareholders for approval of the Merger.

         2.23 Conduct of the Business of the Purchaser Prior to the Closing. Except with the prior written consent of the Company, the Purchaser covenants that, between the date of this Agreement and the Effective Time, (a) the Purchaser will not adopt or propose any change in its Certificate of Incorporation or Bylaws; (b) the Purchaser will not and will not allow any of its subsidiaries to lease, license or dispose of any assets or property, which assets or property are material to the Purchaser and its subsidiaries taken as a whole; (c) the Purchaser will not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; (d) the Purchaser will not and will not allow any of its subsidiaries to merge or consolidate with any other Person if, as a result thereof, the stockholders of the Purchaser immediately prior thereto cease to own directly or indirectly at least a majority of the outstanding stock of the Purchaser; (e) the Purchaser will ensure that the persons currently serving as the Chairman and the President of the Purchaser will continue to retain such positions and will ensure that persons currently serving as directors of the Purchaser will continue to comprise a majority of the Board of Directors of the Purchaser; (f) the Purchaser will not issue any securities if such issuance requires the vote of its stockholders; and (g) the Purchaser will not agree or commit to do any of the foregoing.

         2.24 Continuation of Indemnification; Director Compensation. On or prior to Closing, the Purchaser will purchase tail coverage under the Company's existing directors and officers liability insurance policy affording coverage for a period of twelve (12) months to the Company's directors and officers for periods prior to the Closing. From and after Closing the Purchaser and the Surviving Corporation will indemnify (and, to the extent permitted by Minnesota Statutes, advance expenses to) the officers and directors of the Company who served in such capacity prior to the Effective Time for any and all claims related to matters occurring prior to the Effective Time to the same extent that such persons are entitled to indemnity under Minnesota Law and the Company's Articles of Incorporation and Bylaws in effect immediately prior to the Effective Time. From and after the Effective Time for so long as he or she is a director, each director of the Surviving Corporation shall receive for his or her services as a director the compensation described in writing as furnished by Purchaser to the Company prior to the date of this Agreement.

         2.25 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition", or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby or the transactions contemplated by the Support/Voting Agreement, the Company and the members of the Board of Directors of the Company and the Purchaser (if applicable), shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and the transactions contemplated by the Support/Voting Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby. The Company represents that the Support/Voting Agreements being entered into concurrently herewith has been approved by the affirmative vote of a majority of a committee of the Company's disinterested directors formed in accordance with The Minnesota Business Combination Act and will not prohibit the Company from engaging in the Merger under the Minnesota Business Combination Act at Closing or require any Shareholder approval in order to preserve the voting rights of the shares of the Company represented thereby under the Minnesota Control Share Acquisitions Act, provided that for purposes of such Acts, Purchaser and any groups of which Purchaser may be deemed to be a member do not beneficially own any securities of the Company other than those that may be deemed to be beneficially owned by them by reason of the Support/Voting Agreements.

         2.26 Preparation of Registration Statement and Proxy. The Purchaser and the Company shall cooperate and promptly prepare and the Purchaser shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Purchaser Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the shareholders of the Company to consider the Merger (the "Proxy Statement/Prospectus"). In connection therewith, the Company shall promptly furnish the Purchaser with all information concerning it as may be required for inclusion in the Registration Statement. If at any time prior to the Effective Time, any information pertaining to the Company contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, the Company shall promptly so inform the Purchaser and provide the Purchaser with the information necessary to make statements contained therein not false and misleading. The respective parties will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Securities Exchange Act and the rules and regulations thereunder. The Purchaser shall use all reasonable efforts, and the Company will cooperate with the Purchaser, to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. The Purchaser also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Purchaser Common Stock in the Merger.

         2.27 Alternative Proposals. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to initiate or solicit, directly or indirectly, the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, or of any Subsidiary of the Company, (ii) 25% or more of the outstanding shares of Company Common Stock or (iii) 25% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations with, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal (excluding the Merger contemplated by this Agreement); and (b) that it will notify the Purchaser immediately if it provides any such information or conducts any such negotiations or discussions or receives any bona fide proposal or offer; provided, however, that nothing contained in this Section 2.27 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity, if, and only to the extent that (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity relating to an Alternative Proposal, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity relating to an Alternative Proposal, and (C) the Company keeps the Purchaser reasonably informed of the status and all material information with respect to any such discussions or negotiations; (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Securities Exchange Act with regard to an Alternative Proposal; and (iii) making any statement required by applicable law or the requirements of Nasdaq. Nothing in this Section 2.27 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement.

         2.28 Affiliate Undertakings Letters. At least 35 days prior to the date of the meeting of the Company Shareholders to approve the Merger, the Company shall use reasonable efforts to provide to the Purchaser affiliate undertakings letters in substantially the form of Exhibit 2.28 ("Affiliate Undertakings Letters") from each such person who may be at the Effective Time, or was on the date of this Agreement, an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. On or prior to such date, the Company, with the advice of outside counsel, shall provide the Purchaser with a letter (reasonably satisfactory to counsel to the Purchaser) specifying all of the persons or entities who may be deemed to be "affiliates" of the Company under the preceding sentence.

         2.29 Listing Application. The Purchaser shall promptly prepare and submit to the New York Stock Exchange a listing application covering the Purchaser Common Stock to be issued in connection with the Merger and shall use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Purchaser Common Stock, subject to official notice of issuance.

         2.30 Funding/Development. After the Effective Time, it is the intention of the Purchaser to continue development and funding of the Company's risk management and health care informatics business pursuant to business plans to be jointly developed by the management of the Company and the management of the Purchaser.


         III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                 The Company represents and warrants to the Purchaser as follows:

         3.1     Organization, Standing and Foreign Qualification.

                 3.1.1 The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation as set forth in Schedule
3.1.1 of the Disclosure Letter and has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

                 3.1.2 The Company and each of its Subsidiaries is now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in Schedule
3.1.2 of the Disclosure Letter, and the character of the property owned or leased by the Company and each of its Subsidiaries and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect.

                 3.1.3   Except as disclosed in the Company SEC Documents or in
Schedule 3.1.1 of the Disclosure Letter, the Company has no Subsidiaries.

         3.2 Authority and Status. The Company has the corporate capacity and authority to execute and deliver this Agreement, to perform hereunder and, subject to the terms and conditions hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Company. Subject to Shareholder approval as contemplated by Section 2.22, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Company in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached as Schedule
3.2 of the Disclosure Letter are true, correct and complete copies of the Certificate or Articles of Incorporation and Bylaws of each Subsidiary of the Company. The Articles of Incorporation and Bylaws of the Company filed as exhibits to the Company's SEC Documents are the true, correct and complete copies of such documents and have not been amended or rescinded except as indicated in such filings.

         3.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 share of common stock, par value $.01 per share, of which 4,180,476 are issued and outstanding as of the date of this Agreement, 250,000 shares of 9-1/2% Convertible Preferred Stock, none of which are issued and outstanding and 9,750,000 shares of undesignated stock, par value $.01 per share, none of which are issued and outstanding. All outstanding securities of each Subsidiary of the Company, the entire authorized capital stock, the amount of shares issued and outstanding and the amount of shares held in treasury for each such Subsidiary are as set forth on Schedule 3.3 of the Disclosure Letter. All of the outstanding shares of the Company and each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Except as set forth on
Schedule 3.3 of the Disclosure Letter, all of the outstanding shares of each Subsidiary are owned by the Company, in each case free and clear of all liens, claims, charges and encumbrances of any nature whatsoever except those disclosed in Schedule 3.7 of the Disclosure Letter and except Permitted Liens, and, subject to Shareholder approval as contemplated by Section 2.22, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Company or the capital stock of the Company. Except for options covering 539,014 shares of Company Common Stock as set forth in Schedule 3.3 of the Disclosure Letter, there are no outstanding options, warrants, calls, commitments or plans by the Company or any Subsidiary to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Company or any such Subsidiary.

         3.4     Absence of Equity Investments. Except as described in Schedule
3.4 of the Disclosure Letter or in the Company SEC Documents, the Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity. Except as disclosed in the Company SEC Documents or in Schedule 3.4 of the Disclosure Letter, to the knowledge of the Company, no officer or director of the Company or any Subsidiary or other Affiliate of such person, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter-market), partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Company.

         3.5     Company SEC Documents.    The Company has filed with the SEC
all forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1993 under the Securities Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Company as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

         3.6     Taxes.   Except as disclosed on Schedule 3.6 of the Disclosure
Letter, the Company has duly filed all federal and material state, local and foreign income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company prior to the date hereof. Except as disclosed in Schedule 3.6 of the

Disclosure Letter, all of the foregoing returns and reports are true and correct in all material respects, and the Company has paid or, prior to the Effective Time, will pay all material Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. Except as disclosed in Schedule 3.6 of the Disclosure Letter, the Company has paid or made adequate provision in the financial statements of the Company included in the Company SEC Documents for all material Taxes payable in respect of all periods ending on or prior to the date of the financial statements contained therein. Except as disclosed in Schedule 3.6 of the Disclosure Letter, neither the Company nor any of its Subsidiaries have any material liability for any Taxes in excess of the amounts so paid or reserves so established and neither the Company nor any of its subsidiaries is delinquent in the payment of any material Tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. Except as disclosed in Schedule 3.6 of the Disclosure Letter, to the knowledge of the Company, no deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves. Except as disclosed in Schedule 3.6 of the Disclosure Letter, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently the subject of any Tax audit. To the knowledge of the Company, as of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The Company has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

         3.7     Ownership of Assets and Leases.

                 3.7.1 Real Estate and Personal Property. Schedule 3.7 of the Disclosure Letter is a complete and correct list and brief description as of the date of this Agreement of all real property and items of personal property which are owned and have a book value in excess of $100,000 net of the reserve for depreciation, and all real property and all material items of personal property which are leased or licensed by the Company under leases relating to assets which are material to the operation of the Company or which provide for payments throughout the lease term of more than $100,000. The Company has good and marketable title to all of its property and assets, other than leased or licensed property, including those listed and described in Schedule 3.7 of the Disclosure Letter as owned property and assets, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in Schedule 3.7 of the Disclosure Letter (to the extent and in the amounts so disclosed or reserved against) and except for Permitted Liens. Each of the leases, licenses and agreements described in Schedule 3.7 of the Disclosure Letter is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other respective parties thereto and is enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there is not under any of such leases, licenses or agreements existing any material default of the Company or (to the knowledge of the Company) any other parties thereto (or, to the knowledge of the Company, event or condition which, with notice or lapse of time, or both, would constitute a default). Neither the Company nor any officer or director has received any payment from a lessor or licensor in connection with or as inducement for entering into a lease or license under which the Company is a lessee or a licensee. All buildings, machinery and equipment owned or leased by the Company are in all material respects in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. The Company has not received any notice of a violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased, and there is no such violation or grounds therefor which could reasonably be expected to have a Company Material Adverse Effect. Except pursuant to this Agreement (or pursuant to customer contracts insofar as such contracts grant customers the rights to their records on termination), the Company is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any material assets, properties or operations which are owned by the Company or which are used in connection with the business of the Company.

         3.8 Accounts Receivable. All of the accounts receivable of the Company as of the date hereof are and as of the Closing Date will have arisen in the ordinary course of business and represent valid accounts which are not subject to offset or dispute except as otherwise disclosed to the Purchaser in the Disclosure Letter. The accounts receivables reserves reflected on the balance sheet as of June 30, 1996 included in the Company SEC Documents are as of such date established in accordance with GAAP consistently applied and any reserves established after such date and prior to the Effective Time will likewise be established in accordance with GAAP consistently applied. To the knowledge of the Company, the accounts receivable of the Company are collectible in full net of any reserves thereon.

         3.9     Registration Statement.   None of the information provided by
the Company for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and Proxy Statement that relate to the Company and its Subsidiaries will each comply as to form in all material respects with the provisions of the Securities Act and the Securities Exchange Act.

         3.10    Required Filings and Absence of Conflicts. Except as listed in
Schedule 3.10 of the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, as amended, Articles of Incorporation, as amended, or Bylaws, as amended, of the Company or any Subsidiary or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other material arrangement to which the Company or any Subsidiary is a party or is bound or by which the Company's assets are affected. Except for (i) Shareholder approval as noted in Section 2.22 hereof,
(ii) the pre-merger notification requirements under the HSR Act, (iii) filing and recordation of appropriate merger and similar documents under Delaware and Minnesota law, (iv) applicable requirements, if any, under the Securities Exchange Act, the Securities Act and applicable blue sky laws and (iv) applicable requirements, if any, under the Code and state, local and foreign tax laws and except as listed or described on
Schedule 3.10 of the Disclosure Letter, no material consent, approval, order or authorization of, or material registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Company, any Shareholder or any assets, properties or operations of the Company or any Shareholder, in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

         3.11 Absence of Changes. Since June 30, 1996, the Company has not, nor has anyone on its behalf, except as disclosed on Schedule 3.11 of the Disclosure Letter or in the Company SEC Documents or as permitted by Section
2.12 hereof:

                 3.11.1 Transferred, assigned, conveyed or liquidated into current assets any of its material assets or business or entered into any material transaction or incurred any material liability or obligation, other than in the ordinary course of its business;

                 3.11.2 Suffered any Company Material Adverse Effect or become aware of any event or state of facts which would result in a Company Material Adverse Effect;

                 3.11.3 Suffered any destruction, damage or loss to a material asset or a group of assets that in the aggregate cause a Company Material Adverse Effect, whether or not covered by insurance;

                 3.11.4 Suffered, permitted or incurred the imposition of any material lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for Permitted Liens;

                 3.11.5 Committed, suffered, permitted or incurred any material default in any liability or obligation;

                 3.11.6 Made or agreed to any materially adverse change in the terms of any material contract or instrument to which it is a party;

                 3.11.7 Waived, canceled, sold or otherwise disposed of, for materially less than the face amount thereof, any material claim or right which it has against others or deviated from its normal collection activities consistent with historic practice in any materially adverse respect;

                 3.11.8 Declared, promised or made any distribution or other payment to its shareholders (other than reasonable compensation for services actually rendered in accordance with past practice) or issued any additional shares (except upon the exercise of outstanding options which are disclosed in the Disclosure Letter) or rights, options or calls with respect to the Company's shares (except options disclosed in Schedule 3.3 of the Disclosure Letter, or redeemed, purchased or otherwise acquired the Company's shares, or made any change in the Company's capital structure;

                 3.11.9 Paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan (except for the payment of health, disability and life insurance premiums which had become due and except for contributions or distributions required to be made (and not discretionary) pursuant to any Benefit Plans), or paid or agreed to pay any bonus to, or granted or agreed to grant any increase in the compensation of, the Company's directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees (except for regularly scheduled periodic increases in employees' compensation at times and in amounts consistent with historic practice);

                 3.11.10 Committed, suffered, permitted or incurred any transaction or event which would materially increase its Tax liability for any prior taxable year;

                 3.11.11 Incurred any other material liability or obligation or entered into any significant transaction other than in the ordinary course of business;

           3.11.12 To the knowledge of the Company, received any notices that any material customer has taken or contemplates any steps which could reasonably be expected to materially disrupt the business relationship of the Company with said person or could result in the material diminution in the value of the Company as a going concern;

           3.11.13 Paid, agreed to pay or incurred any material obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business and except for payments as they become due pursuant to governing agreements which were included or described in the Company SEC Documents as such agreements existed on June 30, 1996; or

           3.11.14 Delayed or postponed the payment of any material liabilities, whether current or long term, or failed to pay in the ordinary course of business any material liability on a timely basis consistent with prior practice.

  3.12 Litigation. Except as otherwise set forth in Schedule 3.12 of the Disclosure Letter (with such Schedule 3.12 separately identifying litigation arising in the ordinary course in the Company's third party administrator business involving denied coverage or claims administration and claims relating to the Company's care management business), there is no suit, action, proceeding, claim or investigation pending with respect to which the Company has been served or as to which the Company has knowledge or, to the knowledge of the Company, threatened against or affecting the Company and, to the knowledge of the Company, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. None of the items described in
Schedule 3.12 of the Disclosure Letter, individually or in the aggregate, if pursued and/or resulting in a judgment, would have a Company Material Adverse Effect.

  3.13 Licenses and Permits; Compliance With Law. The Company holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. All such licenses, certificates, permits, franchises and rights are listed in Schedule 3.13 of the Disclosure Letter. Except as noted in Schedule 3.13 of the Disclosure Letter, the Company is presently conducting its business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. All necessary records demonstrating such compliance will become the property of the Surviving Corporation subsequent to the Closing. Further, except as set forth on Schedule 3.12 or 3.13 of the Disclosure Letter, the Company is not presently charged with, or, to the knowledge of the Company, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or, to the knowledge of the Company, threatened material adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. Except as set forth on Schedule 3.12 or 3.10 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any material license, certificate, permit, franchise or right held by the Company.

  3.14 Contracts, Etc. Schedule 3.14 of the Disclosure Letter sets forth a true and complete list of all contracts, agreements and other instruments to which the Company is a party which are not listed on Schedules 3.7, 3.15.2(ii),
3.18 or 3.21 of the Disclosure Letter and which involve the payment by or to the Company of more than $500,000.00 over the term of the agreement remaining after June 30, 1996, and contemporaneously with the delivery of the Disclosure Letters, the Company has delivered a true and complete copy of each contract, agreement or instrument listed in Schedules 3.7, 3.14, 3.15.2(ii), 3.18 or 3.21 of the Disclosure Letter which is not filed as an Exhibit to the Company's SEC Documents and is written and a summary of the terms of each such contract or agreement which is oral, certified as such by a duly authorized officer of the Company, except that, with respect to the contracts listed on Schedule 3.14.1, 3.14.2, 3.14.4, and 3.14.5 of the Disclosure Letter, the Company has provided access to such contracts to the Purchaser but has not provided copies thereof. The foregoing notwithstanding, Schedule 3.14 of the Disclosure Letter includes all of the following:

           3.14.1 Any contract or commitment which requires services over the term remaining after June 30, 1996 in excess of $500,000 to be provided or performed by the Company or which authorizes others to perform services in excess of $500,000 over the term remaining after June 30, 1996 for a third party for, through or on behalf of the Company, other than those services performed for customers and clients set forth on Schedule 3.19 of the Disclosure Letter;

           3.14.2 Any contract or commitment involving an obligation by the Company in excess of $500,000 over the term remaining after June 30, 1996 which cannot, or in reasonable probability will not, be performed or terminated within one year from the date as of which these representations are made;

           3.14.3         Any note receivable;

           3.14.4 Any contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company including, without limitation, any agreements with general agents or with agents;

           3.14.5 Any franchise agreement, marketing agreement or royalty agreement (and with respect to each such agreement Schedule 3.14 of the Disclosure Letter sets forth the aggregate royalties or similar payment paid or payable thereunder by the Company as of the date hereof);

           3.14.6 Any material contract or agreement with a creditor not made in the ordinary course of business;

           3.14.7 Any employment contract or arrangement regarding an employee or independent contractors which is not terminable by the Company within thirty (30) days without payment of any amount for any reason whatsoever, or without any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions;

           3.14.8 Any contract, agreement, understanding or arrangement materially restricting the Company from carrying on its business anywhere in the world;

           3.14.9 Any material instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

           3.14.10        Any contract with any labor organization; and

           3.14.11 Any material bond, suretyship arrangement, guarantee, letter of credit or other performance guarantee document pursuant to which any obligation of the Company is guaranteed or secured or pursuant to which the Company has guaranteed or secured the performance or obligation of another person.

         All of the contracts, agreements, policies of insurance or instruments described in Schedules 3.7, 3.14, 3.15.2(i), 3.15.2(ii), 3.18 or 3.21 of the
Disclosure Letter are valid and binding upon the Company and, to the knowledge of the Company, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Neither the Company nor, to the knowledge of the Company, any other party to any such contract, commitment or arrangement has materially breached any material provision of, or is in material default under, the terms thereof.

  3.15   Intellectual Property; Computer Software.

           3.15.1 Schedule 3.15.1 of the Disclosure Letter sets forth a complete and correct list and summary description of all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Company, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever except those disclosed in
Schedule 3.7 of the Disclosure Letter and except Permitted Liens. The Company is not currently in receipt of any notice of any violation of, and, to the knowledge of the Company, it is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

           3.15.2 (i) Schedule 3.15.2(i) of the Disclosure Letter contains a complete and accurate list of all material computer software owned by the Company (the "Owned Software"). Except as set forth on
Schedule 3.15.2(i) of the Disclosure Letter, the Company has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software, except those disclosed in Schedule 3.7 of the Disclosure Letter, except Permitted Liens, and except licenses to customers in the ordinary course of business. Except as set forth on Schedule 3.15.2(i) of the Disclosure Letter, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to fully operate in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on Schedule 3.15.2(i) of the Disclosure Letter, and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Company, no such other party has breached any such obligation of confidentiality.

                                  (ii) Schedule 3.15.2(ii) of the Disclosure
Letter contains a complete and accurate list of all material software under which the Company is a licensee, lessee or otherwise has obtained the right to use software, other than licenses relating to standard "off the shelf" software that is generally available from vendors and software made generally available from such vendors on a "shrink-wrap license" basis (the "Licensed Software").
Schedule 3.15.2(ii) of the Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. The Company has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Schedule 3.15.2(ii) of the Disclosure Letter. The Company is in compliance in all material respects with all material provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Schedule 3.15.2(ii) of the Disclosure Letter, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party.

                                  (iii) The Owned Software and Licensed
Software constitute all material software necessary for use in the businesses of the Company, other than licenses relating to standard "off the shelf" software that is generally available from vendors and software made generally available from such vendors on a "shrink-wrap license" basis, (the "Company Software"). Schedule 3.15.2(iii) of the Disclosure Letter sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed material computer programming services for the Company and identifies all material contracts and agreements pursuant to which such services were performed. Except as disclosed on Schedule 3.10 of the Disclosure Letter, the transactions contemplated herein will not cause a material breach or default under any licenses, leases or similar agreements relating to the Company Software or materially impair the Surviving Corporation's ability to use the Company Software in the same manner as such computer software is currently used by the Company. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and to the knowledge of the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

         3.16    Product Warranties and Liabilities.        Except as listed on
Schedule 3.16 of the Disclosure Letter, the Company has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Schedule 3.16 of the Disclosure Letter sets forth a description of each pending or, to the knowledge of the Company, threatened material action under any warranty or guaranty against the Company. The Company has not incurred, nor does the Company know or have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense (in excess of any reserves therefor) as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company prior to the Effective Time, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

         3.17 Labor Matters. Schedule 3.17 of the Disclosure Letter sets forth a list of all employees, consultants and independent contractors of the Company whose compensation for 1995 or expected compensation for 1996 exceeds $100,000.00 per annum and lists the compensation per annum for such persons. Except as set forth on Schedule 3.17 of the Disclosure Letter, within the last three (3) years, to the knowledge of the Company, the Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or (to the knowledge of the Company) threatened to be called, against the Company. Except as set forth on Schedule 3.17 of the Disclosure Letter, the Company has not violated in any material respect any applicable federal or state law or regulation relating to labor, labor practices or immigration matters. The Company has no knowledge that there will be any materially adverse change in relations with employees and independent contractors of the Company as a result of the transactions contemplated by this Agreement.

         3.18    Benefit Plans.

                 3.18.1 The Company's SEC Documents or, to the extent not disclosed therein, Schedule 3.18 of the Disclosure Letter lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, or any other plan, program, agreement, arrangement, commitment and/or method of compensation, whether funded or unfunded, currently maintained, sponsored in whole or in part or contributed to by the Company or any Affiliate of the Company for the benefit of employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Company or an Affiliate of the Company and under which employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Company or an Affiliate of the Company are eligible to participate or under or in connection with which the Company may reasonably be expected to have any contingent or noncontingent liability of any kind (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Neither the Company nor any Subsidiary has ever contributed to or had an obligation to contribute to any multiemployer plan.

                 3.18.2   Schedule 3.18 of the Disclosure Letter also lists:
(a) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the United States Internal Revenue Service, (b) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor, the United States Internal Revenue Service or the Pension Benefit Guaranty Corporation after December 31, 1974, with respect to such Benefit Plan, (c) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (d) the most recent summary plan descriptions and any material modifications thereto, and any other material written communications to employees or to any governmental agency with respect to such Benefit Plans during the three most recent plan years. Contemporaneous with the delivery of the Disclosure Letter, the Company has delivered a true and complete copy of each such Benefit Plan or summary description if such Benefit Plan is not in writing, agreements, rulings, opinions, reports, returns, financial statements and summary plan descriptions described in Sections 3.18.1 or 3.18.2 hereof which has not been filed as a part of the Company SEC Documents, certified as such by a duly authorized officer of the Company.

                 3.18.3 All the Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance in all material respects with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and neither the Company nor any Affiliate has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All necessary governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred which will or could reasonably be expected to give rise to disqualification of any such plan under sections 401(a) or 501(a) of the Code, adversely affect the qualified status of the Plan of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under
Section 511 of the Code. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Benefit Plan and have been paid on a timely basis.

                 3.18.4 Neither the Company, any Affiliate nor (to the knowledge of the Company) any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could reasonably be expected to subject the Company to any direct or indirect material liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made by the Company to employees of the Company prior to the Closing Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. There are no unresolved material claims or disputes under the terms of, or in connection with, the Benefit Plans, and the Company has not been served with respect to or given written notice of or have knowledge of the commencement of any legal or administrative action with respect to any claim.

                 3.18.5 All annual reports or Returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof, and have been timely filed or disseminated, as appropriate or required by applicable law, and the

Company has not failed to file any amendments to any of such reports, returns, statements, valuations or descriptions that are required to make the information therein true and accurate in all material respects.

                 3.18.6 No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the
Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Company or an Affiliate of the Company maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to or for the benefit of employees of the Company or any Affiliate of the Company now or formerly in existence.

                 3.18.7 The Company does not have any ERISA Plan which is an employee pension benefit plan as defined in ERISA Section 3(2).

                 3.18.8 Except as set forth on Schedule 3.18.8 of the Disclosure Letter, as of the date of the Company's most recent SEC Document which was a quarterly or annual report, the Company did not have any current or future material liability under any Benefit Plan that was not reflected in such filing, and the liability of the Company in connection with any Benefit Plan as of Closing will not exceed in any material respects the amount recorded therefor on the books of the Company.

                 3.18.9 Except as set forth on Schedule 3.18.9 of the Disclosure Letter, the Company does not maintain any Benefit Plan providing deferred or stock based compensation which is not reflected in the Company SEC Documents.

                 3.18.10 The Company has not maintained a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B, or except as set forth in the Company SEC Documents or on Schedule 3.18.10 of the Disclosure Letter.

                 3.18.11 Except as disclosed in the Company SEC Documents or on Schedule 3.18.11 of the Disclosure Letter and except for the acceleration of the vesting of outstanding options, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company, or
(ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                 3.18.12 All Benefit Plans subject to section 4980B of the Code from time to time or Part 6 of Title I of ERISA or both have been maintained in substantial compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

         3.19 Customers and Clients. Schedule 3.19 of the Disclosure Letter consists of a true and correct list of all of the customers and clients of the Company during the 1996 fiscal year who generated revenues of more than $1,000,000 during the 1996 fiscal year, setting forth as to each customer or client its name and address. Except as set forth on Schedule 3.19 of the Disclosure Letter, the Company has not received any notice, and does not have reason to believe, that any such customer or client has taken or will take any steps which could reasonably be expected to materially disrupt the business relationship of the Company with such customer or client, or could reasonably be expected to result in the material diminution in the value of the business of the Company as a going concern.

         3.20 Environmental Matters. Except as set forth in Schedule 3.20 of the Disclosure Letter, no real property now or previously used by the Company or now or previously owned or leased by the Company (the "Real Property") has been used by the Company, or to the knowledge of the Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined) except in compliance in all material respects with applicable environmental laws. To the knowledge of the Company, except as set forth in Schedule 3.20 of the Disclosure Letter, no release, discharge, spillage or disposal by the Company into the environment of any Hazardous Substance and no soil, water or air contamination by the Company of any Hazardous Substance has occurred or is occurring in, from or on the Real Property. Except as set forth in Schedule 3.20 of the Disclosure Letter, the Company has complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and permits, and, to the knowledge of the Company there are no existing violations by the Company of any such environmental laws or permits. To the knowledge of the Company, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or, to the knowledge of the Company, threatened with respect to the Real Property or otherwise against the Company in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Company, there is no basis for any such claim, action, suit, proceeding or investigation. To the knowledge of the Company, there are no underground storage tanks on any Real Property which is or was owned by the Company or is currently leased by the Company. To the knowledge of the Company, no building or other improvement included in any Real Property which is or was owned by the Company or is presently leased by the Company contains any asbestos, and such buildings and improvements are free from radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil.

         3.21 Insurance. Set forth in Schedule 3.21 of the Disclosure Letter is a complete list of all insurance policies which the Company maintained, or was an insured party under, with respect to its businesses, properties or employees which are currently in force and effect together with a list of all such policies which have been in effect during the last 36 months but have expired. Schedule 3.21 of the Disclosure Letter lists the annual premium and renewal date of all such insurance policies. Except as set forth in Schedule
3.21 of the Disclosure Letter, since July 1, 1996, there has not been any change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies.

         3.22    Related Party Relationships. Except as set forth in Schedule
3.22 of the Disclosure Letter, to the Company's knowledge, no officer or director of the Company or any Affiliate thereof possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a material client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Company (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

         3.23    Opinion of Financial Advisor.     The Company has received the
opinion of Robertson, Stephens & Company LLC, its financial advisor, to the effect that, as of September 11, 1996, the consideration to be received by the Company Shareholders in the Merger is fair to the Company Shareholders from a financial point of view. The Company has heretofore provided a copy of such opinion to the Purchaser and such opinion has not been withdrawn, revoked or modified.

         3.24 Schedules. All Schedules set forth in the Disclosure Letter are true, correct and complete in all material respects as of the date of this Agreement. Matters disclosed on each Schedule in the Disclosure Letter shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

         3.25 Disclosure and Absence of Undisclosed Liabilities. No statement contained herein or in any certificate, Schedule of the Disclosure Letter, list, Exhibit or other instrument furnished by the Company to the Purchaser or its agents pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements, taken as a whole, contained herein or therein, in light of the circumstances under which they were made, not misleading.

         IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUBSIDIARY.

                 The Purchaser and the Merger Subsidiary represent and warrant to the Company for the benefit of the Shareholders as follows:

                 4.1 Organization and Standing. The Purchaser and the Merger Subsidiary are duly organized and validly existing corporations in good standing under the laws of the State of Delaware.

                 4.2 Corporate Power and Authority. The Purchaser and the Merger Subsidiary have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by the Purchaser and the Merger Subsidiary of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the respective Board of Directors (or Executive Committee thereof pursuant to properly delegated authority) of the Purchaser and the Merger Subsidiary. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by the Purchaser or the Merger Subsidiary in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Purchaser or the Merger Subsidiary (whichever is applicable) enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                 4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by the Purchaser and the Merger Subsidiary do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Purchaser or the Merger Subsidiary, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument or any order, judgment, decree or other arrangement to which the Purchaser or the Merger Subsidiary is a party or is bound or by which it or its assets are affected.

                 4.4 Capitalization. The authorized capital stock of the Purchaser consists of 100,000,000 shares of common stock, par value $0.01 per share, 14,908,847 shares of which are issued and outstanding as of the date hereof, and 25,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding as of the date hereof. All of the issued and outstanding shares of common stock of the Purchaser have been duly authorized and validly issued, and all such shares are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of the Merger Subsidiary are owned by the Purchaser. Except for options covering 795,000 shares of Purchaser Common Stock, as of the date hereof there are no outstanding options, warrants, calls, commitments or plans by the Purchaser or the Merger Subsidiary to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Purchaser or the Merger Subsidiary.

                 4.5 HealthPlan Services Corporation Shares. The Purchaser Common Stock when issued in connection with the Merger will be duly and validly issued, fully paid and nonassessable and will be issued to the Shareholders in accordance with the terms of this Agreement free and clear of any preemptive rights or any lien charge or encumbrance arising through the Purchaser or the Merger Subsidiary.

                 4.6 Purchaser SEC Documents. The Purchaser has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since the date of its initial public offering under the Securities Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing through the date hereof, collectively, the "Purchaser SEC Documents"). The Purchaser SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be. The financial statements of the Purchaser included in the Purchaser SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Purchaser as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Since the date of the most recent Form 10-Q or Form 10-K of the Purchaser filed with the SEC prior to the date hereof, no event or series of events has occurred that has resulted or could reasonably be expected to result in a Purchaser Material Adverse Effect. The Purchaser has heretofore made available to the Company in the form filed with the SEC (excluding any exhibits thereto, unless otherwise specifically requested by the Company), the Purchaser SEC Documents.

         4.7     Registration Statement.   None of the information provided by
the Purchaser for inclusion in the Registration Statement, including the prospectus relating to the Purchaser Common Stock to be issued in the Merger and the Proxy Statement and form of proxy relating to the vote of the Company Shareholders with respect to the Merger, contained therein, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy

Statement, except for such portions thereof that relate only to the Company, will comply as to form in all material respects with the provisions of the Securities Act and Securities Exchange Act.

         4.8 Disclosure and Absence of Undisclosed Liabilities. No statement contained herein or in any certificate, list, Exhibit or other instrument furnished by the Purchaser or the Merger Subsidiary to the Company, or its agents, pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements, taken as a whole, contained herein or therein, in light of the circumstances under which they were made, not misleading.


         V.      CONDITIONS.

         5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 5.1.1 This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

                 5.1.2 The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 5.1.3 Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                 5.1.4 The Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of the Purchaser or the Company, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Purchaser Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

                 5.1.5 All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

                 5.1.6 The Purchaser's Common Stock to be issued to the Company Stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

         5.2 Conditions to Obligations of the Purchaser and Merger Subsidiary to Effect the Merger. All of the obligations of the Purchaser and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Purchaser may have hereunder:

                 5.2.1 Representations True at Closing. The representations and warranties made by the Company to the Purchaser in this Agreement, the Schedules contained in the Disclosure Letter or any document or instrument delivered to the Purchaser hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement; provided, however, that the failure of any such representations and warranties to be true and correct in all material respects shall not permit the Purchaser to terminate this Agreement or not consummate the Merger unless such failure shall constitute a Company Material Adverse Effect.

                 5.2.2 Covenants of the Company. The Company shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and the President of the Company shall deliver to the Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.2.1.

                 5.2.3 Opinion of Counsel. An opinion of Fredrikson & Byron, P.A., counsel for the Company, shall have been delivered to the Purchaser dated as of the Closing Date, in form and substance acceptable to the Purchaser and its lenders.

                 5.2.4 Consents, Approvals, and Waivers. The Purchaser shall have received a true and correct copy of each and every consent, approval and waiver required on the part of the Company that is (a) referred to in Section
2.15 hereof, or (b) otherwise required for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby; provided, however, that the failure to deliver any such consents, approvals and waivers shall not permit the Purchaser to terminate this Agreement or not consummate the Merger unless such failure shall constitute a Company Material Adverse Effect.

                 5.2.5 Absence of Adverse Changes. The Company and/or its Subsidiaries shall not have suffered a Company Material Adverse Event which continues as of the Effective Time or any series of events which when taken in the aggregate have a Company Material Adverse Effect which continues as of the Effective Time and which is not disclosed in a Company SEC Document filed prior to the date of this Agreement or in the Disclosure Letter.

                 5.2.6    Employment Agreements. Each individual referenced in
Section 2.16 shall, unless disabled or deceased, have executed an Employment Agreement, substantially in the form required by Section 2.16.

                 5.2.7 Shareholder Approval/Dissenter's or Statutory Rights. Such shareholders of the Company as are required by applicable law to have approved the Merger shall have in fact approved the Merger and Shareholders holding not more than 5% of the outstanding stock of the Company shall not have notified the Company that such Shareholders intend to elect nor shall have taken any other action to perfect any dissenter's or similar statutory rights under the provisions of any state statute affording such Shareholder such rights as a result of the Merger.

                 5.2.8 Company Options. After the Effective Time, no person shall, by action of the Company taken prior to the Effective Time, have any right to acquire any equity securities of the Company or any Subsidiary under any stock option plan (or any option granted thereunder) or other plan, program or arrangement in existence prior to or triggered by the Effective Time.

                 5.2.9    Affiliate Undertakings Letters.   Each person who may
be at the Effective Time or was on the date of this Agreement an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, shall have executed and delivered to the Purchaser at least 35 days prior to the date of the meeting of the Company Shareholders to approve the Merger the written undertakings in the form attached hereto as Exhibit 2.28.

                 5.2.10 Receipt of Tax Opinion. The Company shall have received the opinion of Fredrikson & Byron, P.A., dated as of the Closing in form and substance acceptable to the Purchaser, (based upon reasonably requested representation letters) to the effect that the Merger should be treated as a tax free reorganization pursuant to the provisions of Section 368(a)(1)(A) and (a)(2)(D) of the Code, and the Company's Shareholders should recognize no gain on the exchange of their shares, except to the extent that they receive consideration other than the Per Share Stock Consideration.

                 5.2.11 Support/Voting Agreement to Remain In Effect. The Support/Voting Agreement shall have remained in full force and effect through the Effective Time.

         5.3 Conditions Precedent To The Obligations Of The Company To Close. All of the obligations of the Company to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing

Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Company for purposes of consummating such transactions, but without prejudice to any other right or remedy which they may have hereunder:

                 5.3.1 Representations True at Closing. The representations and warranties made by the Purchaser and the Merger Subsidiary to the Company in this Agreement or any document or instrument delivered to the Company hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement; provided, however, that the failure of any such representation and warranties to be true and correct in all material respects shall not permit the Company to terminate this Agreement or not consummate the Merger unless such failure shall constitute a Purchaser Material Adverse Effect.

                 5.3.2 Covenants of the Purchaser. The Purchaser and the Merger Subsidiary shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of the Purchaser shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 5.3.1 above.

                 5.3.3 Opinion of Counsel. An opinion of Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. counsel for the Purchaser and Merger Subsidiary, shall have been delivered to the Company dated as of the Closing Date, substantially in form and substance acceptable to the Company.

                 5.3.4 Receipt by Shareholders of Tax Opinion. The Company shall have received the opinion of Fredrikson & Byron, P.A., dated as of the Closing in form and substance acceptable to the Company, (based upon reasonably requested representation letters) to the effect that the Merger should be treated as a tax free reorganization pursuant to the provisions of Section 368(a)(1)(A) and (a)(2)(D), and the Company's Shareholders should recognize no gain on the exchange of their shares, except to the extent that they receive Consideration other than the Per Share Stock Consideration.

                 5.3.5 Absence of Adverse Changes. The Purchaser shall not have suffered a Purchaser Material Adverse Event which continues as of the Effective Time or any series of events which when taken in the aggregate have a Purchaser Material Adverse Effect which continues as of the Effective Time and which is not disclosed in a Purchaser SEC Document filed prior to the date of this Agreement.

                 5.3.6 Election of Directors. The Purchaser and/or the Merger Subsidiary shall have taken such action as is necessary to elect Robert
L. Montgomery, Raymond G. Schultze, M.D., and Gary L. Damkoehler as directors of the Surviving Corporation following the Merger and Gary L. McIlroy, M.D., as a director of Purchaser following the Closing.

  VI.    CLOSING.

                 6.1 Time and Place of Closing. The Closing shall be held at the offices of Fowler, White, Gillen, Boggs, Villareal & Banker P.A., 501 East Kennedy Blvd., Tampa, Florida, commencing at 10:00 a.m. Eastern Daylight Time, on the third business day after the last to be fulfilled or waived of the conditions set forth in Article V shall be fulfilled or waived in accordance with the provisions hereof but in no event earlier than January 1, 1997, or such other date, time and place as the parties shall mutually agree.

                 6.2 Transactions at Closing. At the Closing, each of the parties shall deliver to the others such certificates and other documents as called for by the terms of this Agreement or as otherwise reasonably requested by such parties and their respective counsel. At the Closing, the Purchaser shall cause to be paid the transactional fees and expenses of the Company, including but not limited to the amount payable to the Company's financial advisor and the Company's reasonable legal and accounting fees and expenses.

 VII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, AGREEMENTS AND COVENANTS AFTER CLOSING.

                 7.1 Survival of Representations and Warranties. All representations and warranties of the parties in this Agreement or in any document or instrument executed and delivered pursuant hereto, are only conditions to the Closing of the transactions contemplated hereby and shall not survive the Closing hereunder.

                 7.2 Survival of Agreements and Covenants. All agreements, covenants and obligations made or undertaken by the parties in this Agreement that require performance on or before the Closing Date shall be deemed to have been performed or waived upon Closing, if Closing occurs, and shall not survive the Closing. The foregoing notwithstanding, the provisions of the Certificate of Merger and Articles of Merger, the Employment Agreements, the Affiliate Undertakings Letters and the Legal Opinions delivered at Closing, and the agreements, covenants and obligations contained herein that anticipate or require actions following the Closing, shall survive the Closing for the term set forth therein or herein.


         VIII.   TERMINATION.

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders of the Purchaser or the Company, by the mutual consent of the Purchaser and the Company.

         8.2 Termination by Either Purchaser or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by January 31, 1997, or (b) the approval of the Company's Shareholders required by Section 5.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by January 31, 1997.

         8.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of the Company referred to in Section 8.2(b), by action of the Board of Directors of the Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its shareholders imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal; or (b) there has been a breach by the Purchaser of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Purchaser Material Adverse Effect; or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Purchaser. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 8.2 or this Section 8.3 is conditioned upon the payment by the Company of any amounts owed by it pursuant to Section 8.5(a)(i) within 10 days after the date of termination.

         8.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company referred to in Section 8.2(b), by action of the Board of Directors of the Purchaser, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative

Proposal to the Company stockholders, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Purchaser to the Company.

         8.5     Effect of Termination and Abandonment.

         (a) In the event that any person shall have made an Alternative Proposal for the Company and thereafter (i) this Agreement is terminated by the Company pursuant to Section 8.3(a), or by the Purchaser pursuant to Section 8.4(a) or (ii) this Agreement is terminated by the Company for any other reason (other than (A) as permitted by Section 8.2(c), (B) the occurrence of a Purchaser Material Adverse Event, (C) pursuant to Section 8.2(a) because of (x) the failure of a condition in Section 5.3 (other than the condition set forth in Section 5.3.4, unless the failure of such condition is caused by the failure of the Company's counsel to receive reasonably requested representation letters from Purchaser), (y) the failure of a condition in Section 5.1, other than the condition set forth in Section 5.1.1, which is not caused by a failure of the Company to respond to any inquiry of the Justice Department or to file its portion of the HSR Notice or (D) pursuant to 8.2(b) if, at the time of the Shareholder meeting there is not then pending and publicly announced an Alternative Proposal and the Company has fulfilled all of its covenants with respect to the calling of such meeting, has not withdrawn its endorsement and recommendation of the transactions contemplated hereby and has actively solicited approval of the transactions contemplated hereby at and prior to such meeting) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination, then the Company shall pay the Purchaser the sum of $1,000,000 which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 8.3 if applicable or, otherwise, within two business days after such amount becomes due if under clause (ii) above plus an additional payment of the sum of $3,000,000 upon the tenth day following consummation of a transaction with the person making the Alternative Proposal or an affiliate thereof giving rise to the initial $1,000,000 termination payment. The Company acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this
Section 8.5(a), the Company shall pay to the Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

         (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.5 and except for the provisions of Article IX. Moreover, in the event of termination of this Agreement pursuant to Section 8.3 or 8.4 (except in the event that the termination payment described in Section 8.5(a) is payable), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful and knowing material breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         8.6 Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         IX.     GENERAL PROVISIONS.

                 9.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized national overnight delivery service with receipt acknowledged, addressed as follows:

                          9.1.1    If to the Company:

                                  Health Risk Management, Inc.
                                  8000 West 78th Street
                                  Minneapolis, Minnesota 55439
                                  Attn: Chief Executive Officer

                                  and to:

                                  Fredrikson & Byron, P.A.
                                  1100 International Centre
                                  900 Second Avenue South
                                  Minneapolis, MN 55402
                                  Attn: David C. Grorud, Esq.

                          9.1.2    If to Purchaser or Merger Subsidiary:

                                  HealthPlan Services Corporation
                                  3501 Frontage Road
                                  Tampa, Florida 33607
                                  Attn: President

                                  and to:

                                  Fowler, White, Gillen, Boggs,
                                   Villareal and Banker, P.A.
                                  501 East Kennedy Blvd., Suite 1700
                                  Tampa, FL 33602
                                  Attn: David C. Shobe, Esq.

                          9.1.3    If delivered personally, the date on which a
notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this
Section 10.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mail or the delivery to the overnight delivery service.

                          9.1.4   Any party hereto may change its address
specified for notices herein by designating a new address by notice in accordance with this Section 9.1.

                 9.2 Brokers. The Purchaser represents and warrants to the Company, and the Company represents and warrants to the Purchaser that no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement other than Bear Stearns, which has acted as the Purchaser's broker, and Robertson, Stephens & Company LLC, which has acted as the Company's advisor. The Purchaser agrees to indemnify and hold harmless the Company against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, including the fees of Bear Stearns, and the Company agrees to indemnify and hold harmless the Purchaser against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, including the fees of Robertson, Stephens & Company LLC.

                 9.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                 9.4 Expenses. Except as otherwise provided herein, all costs incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same; provided, however, that the Purchaser shall be responsible for and shall promptly pay the fees and expenses incurred by the Company if the transactions contemplated by this Agreement are not consummated, because the Company terminates this Agreement pursuant to Section 8.2(a) because of the failure of a condition set forth in Section 5.3.1, 5.3.2 or 5.3.5 hereof when no Alternative Proposal is outstanding, or Section 8.3(b) or (c) when no Alternative Proposal is outstanding.

                 9.5 Public Announcements. At all times at or before the Closing, the Company, on the one hand, and the Purchaser, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other parties' approval of the text of any public report, statement, or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

                 9.6 Confidentiality.      (a) The Company, its respective
officers, directors, employees, agents, and other representatives, will refrain from disclosing to any other Person (i) any documents or information concerning the Purchaser or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Company, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to the Purchaser; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of such Persons. If for any reason the contemplated Merger is not consummated, the Purchaser and the Company agree that they will return any and all such confidential information provided by any of them to the other party so providing such information.

                 (b) The Purchaser, its respective officers, directors, employees, agents, and other representatives, will refrain from disclosing to any other Person (i) any documents or information concerning the Company or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Purchaser, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to the Company; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of such Persons. If for any reason the contemplated Merger is not consummated, the Company and the Purchaser agree that they will return any and all such confidential information provided by any of them to the other party so providing such information.

                 9.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. The officers and directors of the Company shall be third-party beneficiaries of this Agreement with respect to the provisions of Section 2.24 hereof, the employees of the Company as of the Effective Time shall be third-party beneficiaries of this Agreement with respect to the provisions of Section 2.19 hereof, and the holders of Company Options shall be third-party beneficiaries of this Agreement with respect to the provisions of Section 2.5 hereof, in each case with the right to enforce such provisions of this Agreement, and no amendment to this Agreement shall affect any such third-party beneficiary not agreeing thereto in writing.

                 9.8 Headings; Construction. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. The Company may, at its option and for purposes of convenience or otherwise, include in its Schedules to this Agreement items that are not material, and such inclusion shall not be an agreement or admission by the Company that such items are material or be otherwise used to interpret the meaning of such term for purposes of this Agreement and the transactions contemplated herein.

                 9.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

                 9.10 Governing Law; Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance. The venue for any suit or other action or proceeding brought pursuant to or in connection with this Agreement shall be the County of Hennepin, State of Minnesota, and the parties hereto consent to the jurisdiction of the state and federal courts located therein.

                 9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 9.12 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

                 9.13 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

                 9.14 Time of Essence. Time is of the essence in this Agreement.

                 IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                      HEALTHPLAN SERVICES CORPORATION


                                      --------------------------------------
                                            "PURCHASER"


                                     By:
                                        ------------------------------------
                                     Title:



                                     HEALTH RISK MANAGEMENT, INC.


                                     ---------------------------------------
                                            "COMPANY"


                                     By:
                                        ------------------------------------
                                     Title:



                                     HEALTHPLAN SERVICES ALPHA CORPORATION


                                     ---------------------------------------
                                            "MERGER SUBSIDIARY"


                                     By:
                                        ------------------------------------
                                     Title:

                                LIST OF EXHIBITS


EXHIBITS
- --------
1.1                 Definitions.

2.6                 Form of Certificate of Incorporation of Merger Subsidiary.

2.7                 Form of Bylaws of Merger Subsidiary.

2.19.1              Employee Benefit Plans to be terminated.

2.28                Affiliate Undertakings Letter Form.





                                      (i)

                                  EXHIBIT 1.1

                                 DEFINED TERMS


As used herein, the following terms shall have the following meanings unless the context otherwise requires:

1. "Acts" shall mean the Delaware General Corporation Law and the Minnesota Business Corporation Act.

2. "Affiliate" shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

3. "Affiliate Undertakings Letter" shall have the meaning ascribed thereto in Section 2.28 hereof.

4.       "Agreement" shall mean this Plan and Agreement of Merger.

5.       "Alternative Proposal" shall have the meaning ascribed thereto in
         Section 2.27.

6.       "Benefit Plans" shall have the meaning set forth in Section 3.18.

7.       "Certificates" shall have the meaning ascribed thereto in Section
         2.4.2.

8. "Closing" shall mean the consummation of the transactions provided for in this Agreement.

9. "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 6.1 hereof.

10.      "Code" shall mean the Internal Revenue Code of 1986, as amended.

11. "Company" shall mean Health Risk Management, Inc., a Minnesota corporation, and unless otherwise specified, shall be deemed to include all of its Subsidiaries.





                                      (i)

12.      "Company Common Stock" shall mean the common stock of the Company.

13. "Company Material Adverse Effect" shall mean a material adverse effect on the business, prospects, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby, provided that the following shall not be considered as a material adverse effect: (i) changes relating to the economy in general or to the Company's industry in general, (ii) changes relating to cancellations, terminations or nonrenewals by Company customers, employees, representatives or others having similar relationships with the Company, that occur from and after the date of announcement of the transactions contemplated by this Agreement unless such cancellations, terminations or nonrenewals are attributable to factors other than the transactions contemplated hereby such as but not limited to loss of a material customer through the normal bid process.

14. "Company Material Adverse Event" shall mean an event which causes a Company Material Adverse Effect.

15. "Company Option" shall mean the options to purchase Company Common Stock which are outstanding prior to the Effective Time pursuant to
         Section 2.5 hereof.

16.      "Company SEC Documents" shall have the meaning ascribed thereto in
         Section 3.5.

17. "Company Shareholders" or "Shareholders" shall mean the shareholders of the Company at the Effective Time, each of which may be referred to individually as a "Shareholder."

18.      "Company Shares" shall mean shares of Company Common Stock.

19.      "Company Software" shall have the meaning set forth in Section
         3.15.2(iii).

20. "Disclosure Letter" shall mean the letter delivered to the Purchaser by the Company simultaneously with the execution of this Agreement containing certain requested disclosures concerning the Company.





                                      (ii)

21.      "Dissenting Shares" shall have the meaning set forth in Section
         2.3.1.6.

22. "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

23.      "Employees" shall have the meaning set forth in Section 2.19.2.

24. "Employment Agreements" shall mean those Employment Agreements referenced in Section 2.16, each of which may be referred to individually as an "Employment Agreement."

25. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

26.      "ERISA Plan" shall have the meaning set forth in Section 3.18.

27. "Exchange Agent" shall mean First Union National Bank of North Carolina or such other exchange agent as shall be designated by the Purchaser.

28. "Exchange Fund" shall have the meaning specified in Section 2.4.1 hereof.

29. "GAAP" shall mean Generally Accepted Accounting Principles formulated by the American Institute of Certified Public Accountants as in effect from time to time during the term of this Agreement.

30.      "Hazardous Substance" shall have the meaning set forth in Section 3.20.

31. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended.

32.      "IRS" shall mean the United States Internal Revenue Service.

33.      "Licensed Software" shall have the meaning set forth in Section
         3.15.2(ii).

34. "Market Price" shall mean the weighted (by the daily trading volume) average closing price of the Purchaser Common Stock on the New York Stock Exchange Composite Tape for the five full trading days ending on the last full





                                     (iii)
         trading day immediately prior to the Effective Time.

35. "Merger" shall mean the merger of the Company with and into the Merger Subsidiary.

36. "Merger Subsidiary" shall mean HealthPlan Services Alpha Corporation, a Delaware corporation.

37. "Merger Subsidiary Common Stock" shall mean the common stock of the Merger Subsidiary.

38. "Merger Subsidiary Shares" shall mean shares of Merger Subsidiary Common Stock.

39.      "Owned Software" shall have the meaning set forth in Section
         3.15.2(i).

40.      "PBGC" shall mean the Pension Benefit Guaranty Corporation.

41. "Per Share Cash Consideration" shall mean an amount of cash equal to $9.68603.

42. "Per Share Stock Consideration" shall mean 0.360208 shares of Purchaser Common Stock; provided, however, that (i) if the Market Price is less than $17.93, then the Per Share Stock Consideration shall be equal to 0.360208 multiplied by a fraction, the numerator of which is $17.93 and the denominator of which is the Market Price, and
         (ii) if the Market Price is greater than $30.00, then the Per Share Stock Consideration shall be equal to 0.360208 multiplied by a fraction, the numerator of which is $30.00 and the denominator of which is the Market Price.

43.      "Permitted Liens" means

                    (a) liens for taxes, assessments and other governmental charges or levies (excluding any lien imposed pursuant to any of the provisions of ERISA or environmental laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if





                                      (iv)
         adequate reserves are maintained to the extent required by GAAP;

                    (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

                    (c) liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar claims or to secure the performance of tenders, bids, contracts, statutory obligations and other similar obligations incurred in the ordinary course of business;

                    (d) liens constituting encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business; and

                    (e) extensions, renewals or replacements of any lien disclosed in the Agreement or in the Disclosure Letter.

44. "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a limited liability company, a sole proprietorship, a professional corporation or a professional association.

45.      "Plan Transfer Date" shall have the meaning set forth in Section
         2.19.1.

46.      "Product Liability" shall have the meaning ascribed thereto in Section
         3.16.

47. "Proxy Statement/Prospectus" shall have the meaning ascribed thereto in Section 2.26.





                                      (v)

48. "Purchaser" shall mean HealthPlan Services Corporation, a Delaware corporation.

49.      "Purchaser Common Stock" shall mean the common stock of the Purchaser.

50. "Purchaser Material Adverse Effect" shall mean a material adverse effect on the business, prospects, results of operation or condition (financial or otherwise) of the Purchaser and its Subsidiaries, taken as a whole, provided that changes relating to the economy in general or to the Purchaser's industry in general shall not be considered as a material adverse effect.

51. "Purchaser Material Adverse Event" shall mean an event which causes a Purchaser Material Adverse Effect.

52.      "Purchaser SEC Documents" shall have the meaning ascribed thereto in
         Section 4.6.

53.      "Real Property" shall have the meaning set forth in Section 3.20.

54.      "Registration Statement" shall have the meaning set forth in Section
         2.26.

55.      "Schedule" shall mean the schedules contained in the Disclosure
         Letter.

56.      "SEC" shall mean the Securities and Exchange Commission.

57.      "Securities Act" shall mean the Securities Act of 1933, as amended.

58. "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

59. "Subsidiary" shall mean any entity, the controlling interest in which is owned either directly or indirectly by the Company or the Purchaser, as applicable.

60.      "Surviving Corporation" shall have the meaning set forth in Section
         2.1 hereof.





                                      (vi)

61. "Surviving Corporation Common Stock" shall mean common stock of the Surviving Corporation.

62. "Surviving Corporation Shares" shall mean shares of Surviving Corporation Common Stock.

63. "Tax Return" or "Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

64. "Taxes" or "Tax" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities including without limitation income, gross receipts, inventory, ad valorem, excise, real property, personal property, sales, use, transfer, withholding, deed, license, employment, payroll, and franchise taxes imposed by any governmental authority (including any interest, fines, penalties, or additions attributable to any such tax or any contest or dispute thereof).





                                     (vii)